Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257414 on Form S-8 of our report dated June 24, 2026, relating to the financial statements and supplemental schedule of the Dominion Energy 401(k) Plan, appearing in this Annual Report on Form 11-K of the Dominion Energy 401(k) Plan for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Richmond, Virginia

June 24, 2026